Exhibit 10.1.q

SEVERANCE AGREEMENT

       THIS SEVERANCE AGREEMENT (this "Agreement") is entered into as of the 10th day of November, 2004, by and among Great Plains Energy Incorporated, a Missouri corporation, ("Great Plains Energy"), Strategic Energy, L.L.C. a Delaware limited liability company, (the "Company") and Shahid J. Malik ("Executive").

W I T N E S S E T H

       WHEREAS, Executive currently serves as a key employee of the Company and the services and knowledge of Executive are valuable to the Company in connection with the management of the Company's business; and

       WHEREAS, Great Plains Energy and the Company have determined that it is in the best interests of the Company and its members to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of any Parent Company (as defined in Section 1) or the Company, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Company, Great Plains Energy and the Company have entered into this Agreement with Executive.

       NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, Great Plains Energy, the Company and Executive hereby agree as follows:

       1.     Definitions.

       For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

       (a)     "Beneficial Owner" - the same meaning set forth in Rule 13d-3 under the Exchange Act.

       (b)     "Board" - the Board of Directors of Great Plains Energy Incorporated.

       (c)     "Cause" - the occurrence of any of the following after the date hereof: (1) a material breach by Executive of those duties and responsibilities of Executive which do not differ in any material respect from the duties and responsibilities of Executive during the 90-day period immediately prior to a Change in Control (or, for purposes of Section 3(d), during the 90-day period immediately preceding a Potential Change in Control), other than as a result of incapacity due to physical or mental illness, which is demonstrably willful and deliberate on Executive's part, committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by Executive of a felony involving moral turpitude.

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       (d)     "Change in Control" - the occurrence of one of the following events:

(1)     With respect to the Company:

       (A)     Any Person is or becomes the Beneficial Owner, directly or indirectly, of membership interests in the Company (not including in the membership interests beneficially owned by such Person any membership interests acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company's then outstanding membership interests; or

       (B)     The members of the Company approve a merger or consolidation of the Company with any other entity or approve the issuance of voting interests of the Company in connection with a merger or consolidation of the Company, other than (i) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting interests in the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests in the surviving entity) at least 50% of the combined voting power of the voting interests of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of voting interests of the Company (not including in the voting interests Beneficially Owned by such Person any voting interests acquired directly from the Company other than in connection with the acquisition by the Company of a business) representing 50% or more of either the combined voting power of the Company's then outstanding membership interests; or

       (C)     The members of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

       Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred with respect to the Company if there is consummated any transaction or series of integrated transactions immediately following which the holders of the membership interests of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(2)     With respect to Great Plains Energy:

       (A)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Great Plains Energy (not including in the securities beneficially owned by such Person any securities acquired directly from Great Plains Energy or its affiliates other than in connection with the acquisition by Great Plains Energy or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of Great Plains Energy or the combined voting power of Great Plains Energy's then outstanding securities; or

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       (B)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Great Plains Energy, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by Great Plains Energy's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

       (C)     the stockholders of Great Plains Energy approve a merger or consolidation of Great Plains Energy with any other corporation or approve the issuance of voting securities of Great Plains Energy in connection with a merger or consolidation of Great Plains Energy (or any direct or indirect subsidiary of Great Plains Energy) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of Great Plains Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Great Energy Plains, at least 60% of the combined voting power of the voting securities of Great Plains Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Great Plains Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Great Plains Energy (not including in the securities Beneficially Owned by such Person any securities acquired directly from Great Plains Energy or its affiliates other than in connection with the acquisition by such Parent Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of Great Plains Energy or the combined voting power of Great Plains Energy's then outstanding securities; or

       (D)     the stockholders of Great Plains Energy approve a plan of complete liquidation or dissolution of Great Plains Energy or an agreement for the sale or disposition by Great Plains Energy of all or substantially all of its assets, other than a sale or disposition by Great Plains Energy of all or substantially all of its assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Great Plains Energy immediately prior to such sale.

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       Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred with respect to Great Plains Energy if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Great Plains Energy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Great Plains Energy immediately following such transaction or series of transactions.

       (e)     "Date of Termination" - (1) the effective date on which Executive's employment by the Company terminates in accordance with this Agreement as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 11, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

       (f)     "Exchange Act" - the Securities Exchange Act of 1934, as amended from time to time.

       (g)     "Good Reason" - without Executive's express written consent, the occurrence of any of the following events after a Change in Control (or after any Potential Change in Control under the circumstances described in Clause (2) of Section 3 (d) hereof (treating all references in this paragraph (g) to a "Change in Control" as references to a "Potential Change in Control")):

       (1)     any of (i) the assignment to Executive of any duties inconsistent in any material respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control, or (iii) any removal or involuntary termination of Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect Executive to any position with the Company held by Executive immediately prior to such Change in Control;

       (2)     a reduction by the Company in Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

       (3)     any requirement of the Company that Executive (i) be based anywhere other than at the offices where the Executive is located at the time of the Change in Control, or (ii) travel on Company business to an extent substantially more burdensome than the travel obligations of Executive immediately prior to such Change in Control;

       (4)     the failure of any Parent Company, or the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or the taking of any action by any Parent Company or the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan, (ii) provide Executive and Executive's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (iv) provide an office or offices of a size and with furnishings and other appointments, together with exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company and its affiliated companies immediately prior to such Change in Control or, if more favorable to Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, (v) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, or (vi) reimburse Executive promptly for all reasonable employment expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, or if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; or

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       (5)     the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b).

       For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason.

       (h)     "Nonqualifying Termination" - a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than a Good Reason, (3) as a result of Executive's death, or (4) by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive's incapacity due to physical or mental illness; provided, however, that a termination of Executive's employment for any reason whatsoever during the "Window Period" (hereinafter defined) shall not constitute a Nonqualifying Termination.

       (i)     "Parent Company" - Great Plains Energy or any other company which is a direct or indirect parent company of the Company.

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       (j)     "Person" - has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) Great Plains Energy, or any other Parent Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Great Plains Energy or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of Great Plains Energy or any other Parent Company in substantially the same proportions as their ownership of stock of Great Plains Energy or such Parent Company.

       (k)     "Potential Change in Control" - the occurrence of one of the following events:

(1)     With respect to the Company:

       (A)     the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

       (B)     The Company, or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

       (C)     Any Person becomes the Beneficial Owner, directly or indirectly, of voting interests of the Company representing 10% or more of the combined voting power of the Company's then outstanding voting interests; or

       (D)     the members of the Company adopt a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(2)     With respect to any Parent Company:

       (A)     Any Parent Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

       (B)     Any Parent Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

       (C)     Any Person becomes the Beneficial Owner, directly or indirectly, of securities of any Parent Company representing 10% or more of either the then outstanding shares of common stock of such Parent Company or the combined voting power of such Parent Company's then outstanding securities; or

       (D)     the Board of Directors of any Parent Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

       (l)     "Termination Period" - the period of time beginning with a Change in Control (or, if later, beginning with the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof) and ending on the earliest to occur of (1) Executive's 70th birthday, (2) Executive's death, and (3) three (3) years following such Change in Control (or, if later, three (3) years following the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof).

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       (m)     "Window Period" - the thirty (30) day period commencing one year after the date of a Change in Control, or, if later, the thirty (30) day period commencing one year after the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof).

       2.     Obligations of Executive.

       (a)     Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (1) until such attempted Change in Control terminates, or (2) if a Change in Control shall occur, until ninety (90) days following such Change in Control (or, if later, until the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof). For purposes of the foregoing subsection (1), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the members of the Company.

       (b)     Executive acknowledges and agrees that (1) trade secrets concerning the business and affairs of the Company, product specifications, data, know how, formulae, algorithms, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures; (2) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (3) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, or any information included in the foregoing, whether reduced to writing or not ("Confidential Material"), are confidential and are the sole property of the Company provided, however, that the Confidential Material shall not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the item or items involved. Executive agrees that Executive will not disclose any Confidential Material to any person or entity, either during or subsequent to Executive's employment by the Company, nor will Executive use any Confidential Material, except in the regular course of Executive's employment by the Company, without the Company's written consent. Executive agrees not to make use of the Confidential Material, except on behalf of the Company. Upon termination of Executive's employment, Executive agrees to surrender all Confidential Material and any copies thereof as may be in possession or under control of Executive.

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       3.     Payments Upon Termination of Employment.

       (a)     If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to Executive (or Executive's beneficiary or estate) within thirty (30) days following the Date of Termination, as compensation for services rendered to the Company:

       (1)     a cash amount equal to the sum of (i) Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) a bonus in an amount at least equal to the average annualized incentive compensation awards paid or payable pursuant to any annual incentive compensation plan, including by reason of any deferral, to Executive by the Company and its affiliated companies during the five fiscal years of the Company (or if Executive shall have performed services for the Company and its affiliated companies for four (4) fiscal years or less, the years during which Executive performed services) immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, to the extent not theretofore paid, (iii) any amount credited to Executive under any defined contribution nonqualified deferred compensation plan sponsored by any Parent Company or the Company, and any other compensation previously deferred by Executive (together with any interest and earnings thereon), in each case to the extent not theretofore paid, and (iv) any accrued unpaid vacation pay;

       (2)     a lump-sum cash amount in an amount equal to (i) three (3) times Executive's highest annual base salary from the Company and its affiliated companies in effect during the twelve (12) month period prior to the Date of Termination, plus (ii) three (3) times Executive's average annualized incentive compensation awards, paid or payable, including by reason of any deferral, to Executive by the Company and its affiliated companies during the five (5) fiscal years of the Company (or if Executive shall have performed services for the Company and its affiliated companies for four fiscal years or less, the years during which Executive performed services) immediately preceding the fiscal year in which the Change in Control occurs; provided, however, that in the event there are fewer than twenty-four (24) whole months remaining from the Date of Termination to the date of Executive's 70th birthday, the amount calculated in accordance with this Section 3(a)(2) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such month and the denominator of which is the number of days in such month), so remaining and the denominator of which is twenty-four (24) months; provided further, that any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance pay to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company.

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       (b)     In addition to the payments to be made pursuant to paragraph (a) of this Section 3, the Company will pay Executive the following additional compensation and benefits

       (1)     For a period of three (3) years commencing on the Date of Termination, the Company shall continue to keep in full force and effect all medical, accident, disability and life insurance plans with respect to Executive and Executive's dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such plans shall have been in effect immediately prior to the Date of Termination. Notwithstanding the foregoing sentence, if any of the medical, accident, disability or life insurance plans then in effect generally with respect to other peer executives of the Company and its affiliated companies would be more favorable to Executive, such plan coverage shall be substituted for the analogous plan coverage provided to Executive immediately prior to the Date of Termination, and the Company and Executive shall share the costs of such plan coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. The obligation of the Company to continue coverage of Executive and Executive's dependents under such plans shall cease at such time as Executive and Executive's dependents obtain comparable coverage under another plan, including a plan maintained by a new employer. Execution of this Agreement by Executive shall not be considered a waiver of any rights or entitlements Executive and Executive's dependents may have under applicable law to continuation of coverage under the group health plan maintained by the Company or its affiliated companies.

       (2)     Company and Parent Company agree to amend this provision to include severance payments related to any deferred compensation after a Deferred Compensation Plan is defined for Executive. The failure to amend this provision in no way negates or any other provision of this Agreement which will remain in full force and effect.

       (c)     If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a cash amount equal to the sum of (1) Executive's full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid, and (2) any compensation previously deferred by Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

       (d)     Notwithstanding the foregoing or anything to the contrary herein, the Executive's employment shall also be deemed to have been terminated within the Termination Period other than by reason of a Nonqualifying Termination if:

       (1)     the Executive's employment is terminated without Cause prior to a Change in Control (or, if later, prior to the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof) and such termination was at the request or direction of a Person who has entered into an agreement with the Company or Parent Company the consummation of which or the approval of which by the Company's members or Parent Company's stockholders would constitute a Change in Control;

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       (2)     the Executive terminates his employment with Good Reason prior to a Change of Control (or, if later, prior to the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof) and the circumstance or event which constitutes Good Reason occurs at the request, direction or in consideration of a Person who has entered into an agreement with the Company or Parent Company the consummation of which or the approval of which by the Company's members or Parent Company's stockholders would constitute a Change in Control; or

       (3)     the Executive's employment is terminated without Cause prior to a Change in Control (or, if later, prior to the consummation of the transaction, the approval of which by the Company's members constitutes a Change in Control under Section 1(d)(1)(B) or (C), or the approval of which by any Parent Company's stockholders constitutes a Change in Control under Section 1(d)(2)(C) or (D) hereof) and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs.

       4.     Certain Additional Payments by the Company.

       (a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

       (b)     Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

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       (c)     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

       (1)     give the Company any information reasonably requested by the Company relating to such claim;

       (2)     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

       (3)     cooperate with the Company in good faith in order effectively to contest such claim; and

       (4)     permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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       (d)     If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

       5.     Withholding Taxes.

       The Company may withhold from all payments due to Executive (or Executive's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

       6.     Reimbursement of Expenses.

       If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute, together with interest at a rate equal to the rate of interest published in the Wall Street Journal under the caption "Money Rates" as the prime rate, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, Executive's claims in such contest or dispute, Executive shall be required to reimburse the Company, over a period of twelve (12) months from the date of such resolution, for all sums advanced to Executive pursuant to this Section 6.

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       7.     Operative Event.

       Except as provided in Section 3(d), but notwithstanding any other provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when Executive is employed by the Company.

       8.     Termination of Agreement.

       (a)     This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 8; provided, however, that this Agreement shall terminate in any event upon the first to occur of (1) Executive's 70th birthday, (2) Executive's death, or (3) except as provided in Section 3(d) hereof, termination of Executive's employment with the Company prior to a Change in Control.

       (b)     The Company shall have the right, prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to terminate this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to Executive in accordance with Section 11; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

       9.     Scope of Agreement.

       Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and its subsidiaries, and except as provided in Section 3(d) hereof, if Executive's employment with the Company shall terminate prior to a Change in Control, then Executive shall have no further rights under this Agreement; provided, however, that any termination of Executive's employment following a Change in Control (or as described in Section 3(d)) shall be subject to all of the provisions of this Agreement.

       10.     Successors; Binding Agreement.

       (a)     This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

       (b)     The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 10, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive's beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

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       (c)     This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

       11.     Notice.

       (a)     For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to Shahid J. Malik, Strategic Energy, L.L.C., Two Gateway Center, Pittsburgh, Pennsylvania 15222 and if to the Company, to Strategic Energy L.L.C., Two Gateway Center, Pittsburgh, Pennsylvania 15222, Attention: General Counsel, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

       (b)     A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (3) specify the termination date (which date shall be not less than fifteen (15) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

       12.     Full Settlement; Resolution of Disputes.

       (a)     The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Executive obtains other employment.

       (b)     If there shall be any dispute between the Company and Executive in the event of any termination of Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Executive and Executive's dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to Executive and Executive's dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

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       13.     Employment with Subsidiaries.

       Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

       14.     Governing Law; Validity.

       The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

       15.     Counterparts.

       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

       16.     Miscellaneous.

       No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and benefits payable hereunder are in addition to any rights of, or benefits payable to, Executive, Executive's estate or Executive's beneficiaries under any other employee benefit plan or compensation program of the Company, excluding any other severance plan, policy or arrangement of the Company.

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       17.     Guarantee of Payment.

       Great Plains Energy hereby guarantees to Executive, the payment of any and all amounts that may be due Executive under this Agreement, and the performance and discharge of all other obligations of the Company under this Agreement after written demand has been delivered to the Company and the Company has refused to so pay or perform; provided, however, that Great Plains Energy's obligation to perform hereunder is subject to all the conditions to the obligations of the Company to pay or perform under this Agreement and any rights of non-payment or non-performance that the Company may have (other than bankruptcy or insolvency).

       IN WITNESS WHEREOF, the Great Plains Energy and the Company each has caused this Severance Agreement to be executed by a duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

GREAT PLAINS ENERGY INCORPORATED By: /s/Michael J. Chesser Name: Michael J. Chesser Title: Chief Executive Officer	EXECUTIVE /s/Shahid J. Malik Shahid J. Malik (Print Name)
STRATEGIC ENERGY, L.L.C. By: /s/Andrew J. Washburn Name: Andrew J. Washburn Title: Interim President

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